Exhibit 99.1
BOB EVANS ANNOUNCES FOURTH-QUARTER AND FISCAL 2008 FINANCIAL RESULTS, FISCAL 2009 OUTLOOK AND MAY SAME-STORE SALES RESULTS
Company reports GAAP EPS of $0.52 for the fourth quarter (up 23.8 percent) and $1.95 for fiscal 2008 (up 17.5 percent)
COLUMBUS, Ohio — June 3, 2008 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the 2008 fourth fiscal quarter and fiscal year ended April 25, 2008. To view additional financial information, see the Company’s Current Report on Form 8-K filed in conjunction with this release, or go to the Company’s Web site at www.bobevans.com/ir.
Fourth-quarter results
Net sales were $436.4 million for the fourth quarter of fiscal 2008, a 4.3 percent revenue increase compared to $418.4 million in the fourth quarter of fiscal 2007. Reported net income was $16.1 million, or $0.52 per diluted share, for the fourth quarter of fiscal 2008. This compares with reported net income of $15.3 million, or $0.42 per diluted share, in the fourth quarter of fiscal 2007, a 5.3 percent net income increase and a 23.8 percent EPS increase.
This year’s fourth-quarter reported results include the favorable impact of a pretax net gain of $0.7 million from the sale of real estate assets, compared to $0.2 million in the fourth quarter of fiscal 2007. This net gain impacts the “SG&A” line of the restaurant segment’s income statement.
A summary of the Company’s fourth-quarter fiscal 2008 income statement is below.
•	Net sales — Net sales in the fourth quarter of fiscal 2008 were $436.4 million, a 4.3 percent revenue increase compared to $418.4 million in the fourth quarter of fiscal 2007. This improvement is the result of same-store sales increases at Bob Evans Restaurants, new restaurant openings at Mimi’s Café, and strong sales in the Company’s food products segment, all of which more than offset same-store sales declines at Mimi’s Café.

•	Cost of sales — Cost of sales was $128.9 million, or 29.5 percent of net sales, in the fourth quarter of fiscal 2008 compared to $122.5 million, or 29.3 percent of net sales, in the fourth quarter of fiscal 2007. This increase is the result of higher costs for commodities in the restaurant segment, which more than offset 2008 productivity initiatives and decreased hog costs.

•	Operating wages — Operating wages were $150.4 million, or 34.5 percent of net sales, in the fourth quarter of fiscal 2008 compared to $150.5 million, or 36.0 percent of net sales, in the fourth quarter of fiscal 2007. This improvement as a percentage of net sales is the result of effective labor management, leverage from same-store sales increases at Bob Evans Restaurants, leverage from sales increases in the food products segment and lower health care expenses. These benefits more than offset the negative impact of minimum wage increases, as well as negative leverage due to same-store sales declines at Mimi’s Café.

•	Other operating expenses — Other operating expenses were $72.1 million compared to $65.9 million in the fourth quarter of fiscal 2007, up 80 basis points as a percentage of net sales. The change is due primarily to higher restaurant segment property taxes and utilities expense, as well as higher liability insurance expense and production supplies expense in the food products segment.

•	SG&A — Selling, general and administrative expenses were $38.3 million, or 8.8 percent of net sales, in the fourth quarter of fiscal 2008 compared to $36.0 million, or 8.6 percent of net sales, in the fourth quarter of fiscal 2007. The fiscal 2008 fourth-quarter results include the favorable impact of a pretax net gain of $0.7 million from the sale of real estate assets mentioned earlier, compared to $0.2 million in the fourth quarter of fiscal 2007.

•	Operating income — The Company’s reported consolidated operating income was $27.0 million in the fourth quarter of fiscal 2008, a 9.5 percent increase compared to $24.7 million in the fourth quarter of fiscal 2007.

•	Net interest expense — The Company’s net interest expense was $3.1 million in the fourth quarter of fiscal 2008, compared to $2.0 million in the fourth quarter of fiscal 2007. The increase resulted from additional debt incurred to fund the Company’s share repurchase program.

•	Income taxes — The Company’s effective tax rate was 32.8 percent compared to 32.5 percent in the fourth quarter of fiscal 2007.

•	Diluted weighted-average shares outstanding — The Company’s share count was approximately 31.0 million in the fourth quarter of fiscal 2008, compared to 35.9 million in the fourth quarter of fiscal 2007. The company repurchased approximately 600,000 shares during the fourth quarter of fiscal 2008.
Chairman of the Board and Chief Executive Officer Steve Davis said, “We delivered another solid quarter due to several factors, including overall sales growth and another quarter of excellent cost management by our restaurant segment. Also contributing to our results was a strong performance by our food products business, which has delivered better-than-expected results throughout the year.”

Fourth-quarter restaurant segment highlights
The restaurant segment’s total sales for the quarter increased 3.5 percent from a year ago. Same-store sales at Bob Evans Restaurants were up 1.7 percent for the fourth quarter, with average menu prices up 2.4 percent. At Mimi’s Café, same-store sales decreased 5.3 percent for the quarter, with average menu prices up 2.4 percent.
The restaurant segment’s reported operating income increased approximately 10.3 percent, or 30 basis points as a percentage of sales, compared to the fourth quarter of fiscal 2007. Items impacting fourth-quarter operating margins include the following:
•	Operating wages improved 140 basis points as a percentage of net sales, from 40.9 percent in fiscal 2007 to 39.5 percent in fiscal 2008. This improvement as a percentage of net sales is the result of effective labor management, leverage from same-store sales increases at Bob Evans Restaurants and lower health care expenses.

•	Higher commodities costs, which increased restaurant-segment cost of sales by approximately 50 basis points as a percentage of net sales, from 25.0 percent in fiscal 2007 to 25.5 percent in fiscal 2008.

•	The favorable impact of a pretax net gain of $0.7 million from the sale of real estate assets, compared to $0.2 million in the fourth quarter of fiscal 2007.
In the fourth quarter, the Company opened six new Mimi’s Cafés and one Bob Evans Restaurant. The Company also rebuilt three existing Bob Evans Restaurants during the fourth quarter.
Fourth-quarter food products segment highlights
Fourth-quarter fiscal 2008 net sales were $75.4 million, up 8.4 percent compared to $69.5 million in the fourth quarter of fiscal 2007. Pounds sold from comparable products were up 5 percent in the quarter. Operating income for the food products segment was $8.6 million, a 7.9 percent increase compared to $8.0 million a year ago, due largely to the higher sales volume. Operating margins decreased approximately 10 basis points due to higher operating expenses and SG&A, partially offset by lower health care expenses and lower average hog costs of $27.00 per hundredweight compared to $36.00 in the fourth quarter a year ago. The increase in other operating expenses and SG&A resulted from higher liability insurance costs, transportation costs and advertising.
Company repurchases 600,000 shares in quarter
During the fourth quarter, the Company repurchased approximately 600,000 shares of Bob Evans Farms, Inc. common stock, for a total of 5.0 million shares repurchased during fiscal 2008.

Full-year results
Reported net sales in fiscal 2008 were $1.74 billion, a 5.0 percent revenue increase compared to $1.65 billion in fiscal 2007. Reported net income was $64.9 million, or $1.95 per diluted share in fiscal 2008. This compares with reported net income of $60.5 million, or $1.66 per share, in fiscal 2007, a 7.2 percent net income increase and a 17.5 percent EPS increase.
Fiscal 2008 reported operating results include the favorable impact of:
•	Pretax income of $6.6 million in the third quarter from the first-time recognition of gift-certificate and gift-card “breakage” (gift certificates and gift cards that consumers fail to redeem) at Bob Evans Restaurants, which benefited the “Net Sales” line of the restaurant segment income statement. This benefit relates to all gift certificates and gift cards issued through the third quarter of fiscal 2008. The Company has recorded breakage on a regular basis since the third quarter and does not expect the impact to be material in any particular future quarter.

•	A pretax net gain of $2.9 million from the sale of real estate assets, which is less than the $4.4 million recorded in fiscal 2007. This affects the “SG&A” line of the restaurant segment’s income statement. The Company does not anticipate material gains from the sale of real estate in fiscal 2009.
Fiscal 2008 reported operating results include the negative impact of:
•	A third-quarter pretax charge of $3.7 million related to nine underperforming Bob Evans Restaurants that the Company closed in February. This charge impacts the “SG&A” line of the restaurant segment’s income statement.

•	A pretax charge of $0.7 million to settle a third-party dispute in the third quarter. This charge impacts the “SG&A” line of the restaurant segment’s income statement.
A line-by-line summary of the Company’s reported consolidated fiscal 2008 income statement is below.
Note that all fiscal 2008 full-year results expressed as a percentage of net sales reflect the impact of the previously mentioned $6.6 million benefit for gift-certificate and gift-card breakage recorded as net sales in the Bob Evans Restaurant division.
•	Net sales — Reported net sales in fiscal 2008 were $1.74 billion, a 5.0 percent revenue increase compared to $1.65 billion in fiscal 2007. This improvement is the result of same-store sales increases at Bob Evans Restaurants, new restaurant openings at Mimi’s Café, strong sales in the Company’s food products segment, and the benefit from gift-certificate and gift-card breakage, all of which more than offset same-store sales declines at Mimi’s Café.

•	Cost of sales — Cost of sales was $517.4 million, or 29.8 percent of net sales, in fiscal 2008 compared to $482.1 million, or 29.2 percent of net sales, in fiscal 2007. This increase resulted from higher commodity costs in the restaurant segment, which more than offset lower raw material costs (primarily hogs) in the food products segment.

•	Operating wages — Operating wages were $604.2 million, or 34.8 percent of net sales, in fiscal 2008 compared to $596.9 million, or 36.1 percent of net sales, in fiscal 2007. This improvement as a percentage of net sales is the result of effective labor management, leverage from same-store sales increases at Bob Evans Restaurants, sales increases in the food products segment, and lower health care expenses. These benefits more than offset the negative impact of minimum wage increases and same-store sales declines at Mimi’s Café.

•	SG&A — Selling, general and administrative expenses were $149.1 million, or 8.6 percent of net sales, in fiscal 2008 compared to $137.7 million, or 8.3 percent of net sales, in fiscal 2007.

Fiscal 2008’s SG&A results include the impact of:
•	The $3.7 million pretax charge noted earlier for nine underperforming Bob Evans Restaurants.

•	Net pretax gains of $2.9 million from the sale of real estate assets, which is less than the $4.4 million recorded in fiscal 2007.

•	A pretax charge of $0.7 million related to the settlement of a dispute with a third party.

•	Higher expense for performance-based incentive compensation of $6.3 million in fiscal 2008, compared to $5.7 million in fiscal 2007.
•	Operating income — The Company’s reported consolidated operating income was $107.2 million in fiscal 2008, a 9.0 percent increase compared to $98.4 million in fiscal 2007.

•	Net interest expense — The Company’s net interest expense was $11.0 million in fiscal 2008, compared to $9.0 million in fiscal 2007. The increase is the result of additional debt incurred to fund the Company’s share repurchase program. The Company repurchased a total of 5.0 million shares during fiscal 2008, in addition to 2.0 million shares purchased during fiscal 2007. The Company had $298.5 million in total debt at the end of fiscal 2008 compared to $206.3 million at the end of fiscal 2007.

•	Income taxes — The Company’s effective tax rate was 32.6 percent compared to 32.3 percent in fiscal 2007. The year-over-year increase is primarily the result of state tax increases.

•	Diluted weighted-average shares outstanding — The Company’s share count was approximately 33.3 million, compared to 36.5 million in fiscal 2007. As noted above, the Company repurchased a total of 5.0 million shares during fiscal 2008.
“Fiscal 2008 was a very successful year in a difficult economic environment, driven by our overall sales growth and excellent cost management and productivity in our restaurant segment,” Davis said. “Our food products segment also contributed with better-than-expected results in both sales and profit margins.”
Full-year restaurant segment highlights
The restaurant segment’s net sales for the year increased 4.3 percent from a year ago, due to same-store sales increases at Bob Evans Restaurants, new restaurant openings at Mimi’s Café and the $6.6 million benefit from gift-certificate and gift-card breakage. Same-store sales at Bob Evans Restaurants were up 1.8 percent for fiscal 2008, with average menu prices up 2.5 percent. At Mimi’s Café, same-store sales decreased 2.4 percent for fiscal 2008, with average menu prices up 3.2 percent.
The restaurant segment’s reported operating income decreased approximately 30 basis points as a percentage of sales in fiscal 2008 compared to fiscal 2007. In addition to the $6.6 million pretax gift-certificate and gift-card breakage benefit, significant items impacting operating margins include the following:
•	Higher same-store sales at Bob Evans Restaurants and lower same-store sales at Mimi’s Café.

•	Operating wages, which improved 120 basis points as a percentage of net sales, due to effective labor management, leverage from same-store sales increases at Bob Evans Restaurants and lower health care expenses.

•	Higher commodities costs, which contributed to higher year-over-year cost of sales of approximately 70 basis points as a percentage of net sales.

•	The $3.7 million charge for nine underperforming Bob Evans Restaurants.

•	The pretax gain of $2.9 million from the sale of real estate assets, which is less than the $4.4 million recorded in fiscal 2007.

•	A year-over-year increase of $1.1 million in pre-opening costs due to a greater number of Mimi’s Café restaurant openings. The expenses associated with restaurant openings impact the other operating expenses line of the restaurant segment’s income statement.

•	The pretax charge noted earlier of $0.7 million related to the settlement of a dispute with a third party.

For the full 2008 fiscal year, the Company built 17 new Mimi’s Cafés and two new Bob Evans Restaurants. The Company also rebuilt eight existing Bob Evans Restaurants.
Davis said, “The Bob Evans Restaurant division has now posted seven consecutive quarters of same-store sales increases, largely due to the new products that we rolled out during the year, especially our first-quarter BOB-B-Q promotion and our third-quarter rollout of Deep Dish Dinners. On the cost side, our proactive labor-management efforts enabled us to eliminate more than 2 million total labor hours in the restaurant segment this year, resulting in a 120 basis-point improvement in operating wages as a percentage of net sales for the restaurant segment. Moreover, we achieved this cost reduction while maintaining our guest-satisfaction scores and despite significant federal and state minimum wage increases.
“Our performance at Mimi’s Café was down significantly compared to the prior year. We believe this is largely due to economic conditions in California, Florida, Arizona and Nevada, where Mimi’s is heavily concentrated,” Davis said. “However, our fiscal 2008 same-store sales were generally positive in the areas outside of these four states. We are planning to drive top-line growth with a new menu, a revised beverage strategy and a heightened focus on the breakfast day part for all geographies.”
Full-year food products segment highlights
Fiscal 2008 net sales were $292.0 million, up 8.7 percent compared to $268.6 million in fiscal 2007. Pounds sold from comparable products were up 5 percent, with overall segment net sales up 8.7 percent. Fiscal 2008 operating income for the food products segment was $28.6 million, a 43.7 percent increase compared to $19.9 million a year ago. Operating margins increased approximately 240 basis points due primarily to the sales increase, as well as lower average hog costs of $35.00 per hundredweight compared to $38.00 a year ago.
“We introduced 19 new retail food products during fiscal 2008, which helped us gain more than 1,100 new retail authorizations,” Davis said. “We also extended our streak of positive comparable pounds sold to 25 consecutive quarters, as we have increased our retail distribution and continue to see strong growth in our side-dish category.”
Company repurchases 5.0 million shares during fiscal 2008
The Company repurchased a total of 5.0 million shares during fiscal 2008. The Company returned a total of $173.3 million ($154.6 million in share repurchases and $18.7 million in dividends) to shareholders during fiscal 2008.
Fiscal year 2009 outlook
The Company issued its estimate for reported fiscal 2009 diluted earnings per share of $2.00 to $2.10. This outlook relies on a number of important assumptions, including same-store sales estimates and any of the risk factors discussed in the Company’s securities filings.

All fiscal 2009 estimates expressed as comparative references to fiscal 2008 are relative to reported results.
Among the assumptions contemplated by this estimate are the following:
•	Net sales — Overall net sales growth of 3.5 to 4.5 percent. This includes:
•	Bob Evans Restaurants — Positive same-store sales in the 1.5 to 2.0 percent range, with development of one new and five rebuilt restaurants.

•	Mimi’s Café — Slightly negative to flat same-store sales, with development of 13 new restaurants.

•	Food products — Overall sales growth of 5 to 7 percent, with strong growth in comparable pounds sold as well as expanded retail distribution.
•	Cost of sales — Higher commodities costs in the restaurant segment and hog costs similar to fiscal 2008’s average of $35 per hundredweight.

•	Operating wages — Continued pressure from minimum wage increases, offset by proactive labor efficiency efforts in the restaurant segment.

•	Depreciation and amortization — Approximately $81 million, compared to $77.1 million in fiscal 2008.

•	Operating margins —
•	Restaurant segment — Slightly higher operating margins than fiscal 2008’s reported results of 5.4 percent. Note that the restaurant segment’s fiscal 2008 reported results included the favorable impact of $5.1 million in net gains from the items discussed earlier.

•	Food products segment — Flat operating margins compared to fiscal 2008’s reported results of 9.8 percent, which are significantly higher than fiscal 2007’s reported margins.
•	Net interest expense of approximately $15.5 to $16 million, compared to $11.0 million in fiscal 2008.

•	An effective tax rate of approximately 34.5 to 35.0 percent compared to 32.6 percent in fiscal 2008.

•	A diluted weighted average share count of approximately 30.5 million to 31.0 million, compared to 33.3 million in fiscal 2008. The company expects to repurchase approximately one million shares during fiscal 2009 and has authorization from its board of directors to repurchase a maximum of three million shares.

•	Capital expenditures of approximately $100 million, with approximately $73 million allocated to the restaurant segment and approximately $27 million allocated to food products.
During fiscal 2009, the Company plans to refinance $100 million of its current debt with fixed-rate debt.
Challenging economic conditions, sub-prime mortgage issues, lower home values, and rising restaurant development costs in regions of the country such as California, Florida, Arizona and Nevada, which account for the majority of Mimi’s Café sales, could adversely affect the Company’s future development plans for Mimi’s Café.
Due to current conditions in the domestic real estate market, the Company does not expect to realize material gains on real estate asset sales in fiscal 2009.
May same-store sales
The Company announced its same-store sales results for the fiscal 2009 month of May, which consists of the four weeks ended Friday, May 23, 2008.
Same-store sales for the fiscal month of May increased 4.4 percent compared to the same period a year ago at Bob Evans Restaurants. Average menu prices at Bob Evans Restaurants increased approximately 2.8 percent during May.
Same-store sales for the fiscal month of May decreased 5.0 percent compared to the same period a year ago at Mimi’s Café. Average menu prices at Mimi’s Café increased approximately 2.6 percent during May.
The Company calculated its May same-store sales results based on the 547 Bob Evans Restaurants and 102 Mimi’s Cafés that were open at the end of the month and for the full 12 months in both fiscal 2007 and 2008.
“Our May same-store sales at Bob Evans reflect a strong consumer response to our Big Farm Salads promotion,” Davis said. “As we overlap higher same-store sales posted in the first quarter of fiscal 2008, we will focus on driving sales through our summer BOB-B-Q promotion, featuring baby back ribs, oven-roasted chicken, and two new additions to our Knife and Fork sandwich line.
“At Mimi’s Café, we are focusing on driving top-line improvement across the entire system with our new ‘Just Enough’ menu that features right-sized, right-priced entrees. We have introduced the ‘Just Enough’ lunch menu system-wide with price points of $7.99 to $8.99, and we are currently testing a dinner version at select restaurants.”
Going forward, the Company will issue same-store sales results on a quarterly rather than monthly basis. The Company will include monthly same-store sales results in its quarterly earnings releases, beginning with its first-quarter earnings release on Aug. 12.

Company to host analyst meeting June 4
The Company will host a meeting for analysts and investors to discuss its 2008 results and 2009 outlook on Wednesday, June 4. The meeting will begin with a lunch at noon and will conclude at approximately 5 p.m. (ET). The meeting, which will be available simultaneously as a conference call and webcast, will take place at the Company’s headquarters in Columbus, Ohio. Interested parties who have not already made arrangements to attend in person may:
•	Listen to a simultaneous conference call beginning at 1 p.m. The dial-in number is (800) 690-3108, access code 46625602. The conference call replay will be available for 48 hours, beginning two hours after the call at (800) 642-1687, access code: 46625602.

•	Listen to a simultaneous Web cast beginning at 1 p.m. at www.bobevans.com/ir. The archived webcast will also be available on the site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the fourth fiscal quarter (April 25, 2008), Bob Evans owned and operated 571 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 132 casual restaurants located in 22 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	Negative publicity or litigation regarding allegations of food-related illness,

•	Failure to achieve and maintain positive same-store sales,

•	Changing business conditions, including energy costs,

•	Overall macroeconomic conditions that may affect consumer spending, either nationwide or in one or more of the Company’s major markets

•	Competition in the restaurant and food products industries,

•	Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs,

•	Changes in the cost or availability of acceptable new restaurant sites,

•	Accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi’s,

•	Adverse weather conditions in locations where we operate our restaurants,

•	Consumer acceptance of changes in menu offerings, price, atmosphere and/or service procedures,

•	Consumer acceptance of our restaurant concepts in new geographic areas, and

•	Changes in hog and other commodity costs.

We also bear the risk of incorrectly analyzing these risks or developing strategies to address them that prove to be unsuccessful.
Certain risks, uncertainties and assumptions are discussed under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 27, 2007 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended January 25, 2008. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. It is impossible to predict or identify all such risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in our filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.

Contact:	Donald J. Radkoski (614) 492-4901 David D. Poplar (614) 492-4954

Consolidated Financial Results
(Thousands, except per share data)

	Three Months Ended		Year Ended
	Apr. 25,	Apr. 27,	Apr. 25,	Apr. 27,
	2008	2007	2008	2007
Net Sales
Restaurant Segment	$361,077	$348,905	$1,445,034	$1,385,841
Food Products Segment	75,368	69,509	291,992	268,619

Total	$436,445	$418,414	$1,737,026	$1,654,460

Operating Income
Restaurant Segment	$18,408	$16,688	$78,686	$78,553
Food Products Segment	8,611	7,977	28,554	19,869

Total	$27,019	$24,665	$107,240	$98,422

Net Interest Expense	$3,105	$2,043	$10,990	$8,995

Income Before Income Taxes	$23,914	$22,622	$96,250	$89,427

Provisions for Income Taxes	$7,850	$7,363	$31,374	$28,885

Net Income	$16,064	$15,259	$64,876	$60,542

Earnings Per Share
Basic	$0.52	$0.43	$1.96	$1.68
Diluted	$0.52	$0.42	$1.95	$1.66

Average Shares Outstanding
Basic	30,791	35,485	33,065	36,105
Diluted	30,951	35,928	33,315	36,484